EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Daktronics, Inc. for the Rescission Offer of certain Shares of Common Stock Acquired Under the Daktronics, Inc. 401(k) Plan and to the incorporation by reference therein of our reports dated June 9, 2017, with respect to the consolidated financial statements and schedule of Daktronics, Inc., and the effectiveness of internal control over financial reporting of Daktronics, Inc., included in its Annual Report (Form 10-K) for the year ended April 29, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
December 1, 2017